Exhibit 99

VIACOM REPORTS RECORD FIRST QUARTER 2004 RESULTS

Quarter Paced By Double-Digit Increases in Revenues,
Operating Income and Net Earnings

  •
  Advertising Revenues Climb 21% to $3.2 Billion

  •
  Revenues Up 12% to Record $6.8 Billion, Led By Growth of 21% in Cable Networks and 18% in Television

  •
  Operating Income Rises 20% to Record $1.2 Billion

  •
  Net Earnings Up 60% and Diluted EPS Up 62% to $.41 From $.25; Excluding $141 Million, or $.08 Per Share Tax Benefit, Net Earnings Up 29% and Diluted EPS Up 30% to $.33

        New York, New York, April 22, 2004—Viacom Inc. (NYSE: VIA and VIA.B) today reported record results for the first quarter ended March 31, 2004, including double-digit gains in revenues, operating income and net earnings.

        For the first quarter of 2004, Viacom revenues increased 12% to a record $6.8 billion from $6.1 billion for the same quarter last year, reflecting growth in every core business segment. Contributing to 2004 first quarter results was a 21% gain in overall advertising revenues, which totaled $3.2 billion. First quarter operating income increased 20% to $1.2 billion from $987 million, led by strong growth of 24% in Cable Networks, 38% in Television and 55% in the Entertainment segment.

        First quarter 2004 net earnings increased 60% to $711 million, or $.41 per diluted share, from $443 million, or $.25 per diluted share, in the same quarter last year. Results for the first quarter of 2004 include the recognition of a tax benefit of $141 million, net of minority interest, or $.08 per diluted share, from the resolution of the Company's federal income tax audit for the years 1997 through May 4, 2000. Excluding this tax benefit, first quarter 2004 net earnings were $570 million, or $.33 per diluted share.

        Viacom's free cash flow for the first quarter of 2004 increased 38% to $817 million from $592 million for the same prior-year period. The increase in free cash flow was principally due to revenue growth and changes in working capital, partially offset by higher cash taxes and capital expenditures versus the first quarter of 2003. Free cash flow reflects the Company's net cash flow from operating activities of $929 million less capital expenditures of $112 million.

        Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, "Viacom's results for the first quarter put the Company on a fast track for another record year in 2004. We are off to a great start with growth in every important metric. We generated impressive revenue gains across all of our core businesses. Viacom's bottom line results for the first quarter were equally robust, with operating income growth of 20% and, excluding the tax benefit, a gain in net earnings of nearly 30%. These results, combined with our continuing ability to generate significant cash flow, which totaled an all-time first quarter record of $817 million, puts Viacom in a great position to produce escalating returns for shareholders by growing our core businesses, internally and externally, purchasing our shares and paying a dividend. Viacom's divestiture of Blockbuster would further refine our focus on the core assets that hold the greatest promise for our future."

        Mel Karmazin, President and Chief Operating Officer of Viacom, said, "Our best-ever first quarter results highlight Viacom's ability to grow revenues, pick up market share and maximize our leading positions in the fastest growing advertiser-supported media businesses. Equally important, we demonstrated our superior capability to leverage this growth into strong bottom-line results, while continuing to expand our margins. Our overall advertising revenues in the first quarter grew 21%, paced largely by the extraordinary gains in our Cable Networks and Television segments, which are hitting on all cylinders as they enter the upfront ad sales season. Programming investments are clearly paying off as ratings gains drove first quarter revenue increases in Cable Networks and Television of 21% and 18%, respectively, and resulted in respective operating income gains of 24% and 38%. Our Radio and Outdoor operations also turned in revenue increases, a significant and positive indicator of the building revival of local advertising in key markets. Advertising is a great business, with excellent growth prospects in 2004 and well beyond. In the near term, we have the 2004 elections and the tightening of demand for advertising caused by the Summer Olympics, as well as the strengthening economic environment. In the long term, we see an escalating need for companies to use advertising to introduce new products and create and maintain strong brands in an increasingly competitive and crowded marketplace."

        Business Outlook

        The Company continues to believe it is on track to deliver full year 2004 revenue growth of 5% to 7%, operating income growth of 12% to 14% and earnings per share growth of 13% to 15%. Operating income and EPS guidance excludes the 2003 non-cash charge related to Blockbuster and the 2004 tax benefit from the resolution of the Company's federal income tax audit.

        Consolidated and Segment Results (First Quarter 2004 versus First Quarter 2003)

        The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the first quarter of 2004 and 2003.

	Percentage of Total Revenues
Revenues by Type	First Quarter
	2004	2003

Advertising sales	48%	44%
Rental/retail sales	22	25
Affiliate fees	9	10
TV license fees	6	6
Feature film exploitation	7	7
Other	8	8

Total	100%	100%

        Advertising sales are primarily generated from the Company's Cable Networks, Television, Radio and Outdoor segments. Rental/retail sales are generated by Blockbuster through its rental operations and retail sales of DVDs, videocassettes (VHS) and games. Affiliate fees are principally generated from Cable Networks and license fees are generated from the Television segment. Feature film exploitation reflects revenues from the Entertainment segment. Other primarily includes revenues from publishing, theme park operations, movie theaters and consumer products.

        The following tables present Viacom's revenues, operating income and depreciation and amortization for the first quarter of 2004 and 2003 by segment (dollars in millions).

	First Quarter
			Better/ (Worse)%
Revenues	2004	2003

Cable Networks	$1,407.7	$1,168.2	21%
Television	2,272.7	1,924.5	18
Radio	455.1	443.8	3
Outdoor	403.3	378.3	7
Entertainment	851.6	798.2	7
Video	1,503.1	1,517.8	(1)
Eliminations	(121.1)	(180.0)	33

Total Revenues	$6,772.4	$6,050.8	12%

	First Quarter
			Better/ (Worse)%
Operating Income	2004	2003

Cable Networks	$535.5	$432.2	24%
Television	335.7	242.6	38
Radio	199.2	190.6	5
Outdoor	13.8	25.4	(46)
Entertainment	33.4	21.5	55
Video	124.9	148.7	(16)
Corporate expenses	(36.5)	(30.1)	(21)
Residual costs	(28.4)	(36.6)	22
Eliminations	1.9	(7.5)	N/M

Total Operating Income	$1,179.5	$986.8	20%

    N/M—Not meaningful

	First Quarter
			Better/ (Worse)%
Depreciation and Amortization	2004	2003

Cable Networks	$57.5	$47.7	(21)%
Television	35.4	37.0	4
Radio	7.3	6.9	(6)
Outdoor	54.2	52.2	(4)
Entertainment	31.9	29.9	(7)
Video	59.6	61.7	3
Corporate expenses	5.6	5.8	3

Total Depreciation and Amortization	$251.5	$241.2	(4)%

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, Spike TV, CMT and Comedy Central; BET; and Showtime Networks Inc.)

        For the quarter, Cable Networks revenues increased 21% to $1.4 billion from $1.2 billion and operating income increased 24% to $536 million from $432 million. Comedy Central, which was acquired in May 2003, contributed 9% to Cable Networks revenue growth and 10% to operating income growth for the quarter. The revenue increases were driven by higher advertising, affiliate fees and ancillary revenues. Cable Networks advertising revenues grew 33% led by growth of 35% at MTV Networks and 16% at BET. Cable Networks affiliate fees grew 9% as increases at MTVN and BET were partially offset by a 1% decline at Showtime. Ancillary revenues were up 25% over the prior-year quarter primarily reflecting higher contributions from the licensing of Nickelodeon home video and consumer products.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

        For the quarter, Television revenues increased 18% to $2.3 billion from $1.9 billion, and operating income increased 38% to $336 million from $243 million. CBS and UPN Networks combined delivered 26% higher advertising revenues principally driven by the telecast of Super Bowl XXXVIII, the NCAA Men's Basketball Championship and the strength of CBS primetime. The Stations group advertising revenues increased 14%, benefiting from the major sports events on CBS during the first quarter, higher advertising revenues from key industries (automotive, leisure and media, and transportation) as well as higher political spending. Higher syndication revenues principally reflected increased revenues from Everybody Loves Raymond and higher barter revenues from The Oprah Winfrey Show and The Dr. Phil Show. Syndication revenues also benefited from the renewal of an international licensing agreement for Star Trek: The Next Generation, Star Trek: Voyager and Star Trek: Deep Space Nine.

Radio (Radio Stations)

        For the quarter, Radio revenues increased 3% to $455 million from $444 million and operating income increased 5% to $199 million from $191 million. The revenue and operating income increases reflect 3% higher advertising revenues driven by local advertising spending. The Company's top 10 radio markets, paced by New York, Los Angeles, San Francisco and Boston, grew revenues 6%. Expenses increased 1% principally due to higher employee and contractual compensation increases.

Outdoor (Outdoor Advertising Properties)

        For the quarter, Outdoor revenues increased 7% to $403 million from $378 million while operating income decreased 46% to $14 million from $25 million. First quarter revenues, historically the lowest quarter of the year, were higher principally due to stronger sales in Europe and Canada as well as the impact of favorable exchange rates, partially offset by continuing softness in billboards in Mexico and U.S. transit. Operating results for the first quarter of 2004 reflected higher fixed costs and the unfavorable effect of foreign exchange on expenses.

Entertainment (Paramount Pictures, Simon & Schuster, Famous Players, Paramount Parks and Famous Music Publishing)

        For the quarter, Entertainment revenues increased 7% to $852 million from $798 million principally reflecting higher Features, Theaters and Publishing revenues. The increase in Features revenues was primarily due to growth in worldwide DVD sales led by domestic contributions from School of Rock and The Fighting Temptations partially offset by lower worldwide VHS sales. In addition, Features revenues benefited from higher feature film license revenues from cable and broadcast networks and included a benefit from favorable foreign currency translation. Domestic theatrical revenues were lower compared with the prior year which included contributions from How To Lose A Guy In 10 Days. Theaters revenues benefited from favorable foreign currency translation. Publishing's top-selling titles included Nighttime Is My Time and The Second Time Around both by Mary Higgins Clark, Angels and Demons by Dan Brown and Against All Enemies by Richard Clarke. Entertainment operating income of $33 million increased 55% from $22 million.

Video (Blockbuster)

        For the quarter, Video revenues decreased 1% to $1.5 billion versus the same prior-year period and operating income decreased 16% to $125 million from $149 million. Operating results for the quarter were affected by unfavorable quarter-over-quarter comparisons in the home video release schedule. Worldwide same store sales decreased 7.0% with domestic down 10.2% and international up 2.8%. Blockbuster added 86 domestic and 188 international company-owned and franchise stores since the first quarter of 2003. Operating income reflected higher costs to support store expansion and three major growth initiatives for 2004: rental subscription programs, both in-store and online; movie and game trading; and the continued expansion of a store-in-store game concept.

        As previously announced, the Company's Board of Directors has authorized the Company to pursue the divestiture of Viacom's approximately 81.5% interest in Blockbuster, based on the conclusion that

Blockbuster would be better positioned as a company completely independent of Viacom. The Company anticipates that the divestiture would be achieved through a tax-free split-off, but will also continue to consider other alternatives. The transaction is subject to further approval of the Viacom Board and an assessment of market conditions. The split-off, which would result in a reduction of Viacom's outstanding shares, is expected to be completed by mid-2004.

Corporate Expenses

        For the quarter, Corporate expenses, including depreciation, increased to $37 million from $30 million. The increase for the quarter was due to increases in directors' and officers' insurance premiums and professional fees.

Residual Costs

        Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses. For the quarter, residual costs decreased to $28 million from $37 million. The decrease in residual costs was primarily due to higher plan asset performance partially offset by actuarial losses from a lower discount rate.

Eliminations

        Eliminations primarily reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks and the Video segment.

Provision for Income Taxes

        For the first quarter of 2004, the Company's effective income tax rate decreased to 25.8% from 40.8% in the first quarter of 2003 principally due to the resolution of the Company's federal income tax audit for the years 1997 through May 4, 2000. Excluding this tax benefit, the effective tax rate was 40.7% for the first quarter of 2004.

Cumulative Effect of Change in Accounting Principle

        Effective January 1, 2003, the Company adopted SFAS No. 143 "Accounting for Asset Retirement Obligations" which required the capitalization of the fair value of legal obligations for asset retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of such costs over the estimated life of the asset using a systematic and rational method. As a result of the adoption, the Company recorded a charge of $19 million reflected as a cumulative effect of a change in accounting principle in the statement of operations for the three months ended March 31, 2003.

Other Matters

        For the quarter, on a trade date basis, the Company purchased approximately 8.9 million shares of its Class B Common Stock for approximately $367 million under its stock purchase program. For the quarter ended March 31, 2003, the Company had purchased approximately 3.4 million shares of its Class B Common Stock for approximately $142 million. From April 1 through April 16, 2004, the Company purchased an additional 3.4 million shares for approximately $138 million, leaving $1.4 billion remaining under the current $3.0 billion purchase program. For the comparable prior-year April period, the Company did not purchase any shares of its Class B Common Stock. Also, in order to maintain Viacom's consolidated tax position with Blockbuster, the Company purchased approximately 123,000 shares of Blockbuster Class A Common Stock for approximately $2.2 million during the first quarter of 2004. From April 1 through April 16, 2004, there were no additional purchases of Blockbuster Class A Common Stock.

        On January 28, 2004, Viacom's Board of Directors declared a quarterly cash dividend of $.06 per share to stockholders of record at the close of business on February 27, 2004, and approximately $104 million was paid to these stockholders on April 1, 2004.

        Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom's well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements

        This news release contains both historical and forward-looking statements. All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company's programming; changes in technology and its effect on competition in the Company's markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company's products; consumer demand for VHS, DVD and video games, and the mix between rental and sales volume and competitive conditions in these markets; that the Company may determine for market or other reasons not to effectuate the divestiture of Blockbuster; that a split-off of Blockbuster, if it does occur, may be taxable; and other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company's Form 10-K for the period ended December 31, 2003. The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Carl D. Folta Senior Vice President, Corporate Relations (212) 258-6352 carl.folta@viacom.com	Martin Shea Senior Vice President, Investor Relations (212) 258-6515 marty.shea@viacom.com
Susan Duffy Vice President, Corporate Relations (212) 258-6347 susan.duffy@viacom.com	James Bombassei Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2004		2003

Revenues		$6,772.4	$6,050.8

Operating income		1,179.5	986.8
Interest expense		(184.5)	(193.5)
Interest income		5.4	3.7
Other items, net		(11.6)	12.4

Earnings before income taxes		988.8	809.4
Provision for income taxes		(254.8)	(330.2)
Equity in loss of affiliated companies, net of tax		(2.1)	—
Minority interest, net of tax		(21.4)	(17.6)

Net earnings before cumulative effect of change in accounting principle		710.5	461.6
Cumulative effect of change in accounting principle, net of minority interest and tax		—	(18.5)

Net earnings		$710.5	$443.1

Basic earnings per common share:
Net earnings before cumulative effect of change in accounting principle		$.41	$.26
Cumulative effect of change in accounting principle, net		$—	$(.01)
Net earnings		$.41	$.25
Diluted earnings per common share:
Net earnings before cumulative effect of change in accounting principle		$.41	$.26
Cumulative effect of change in accounting principle, net		$—	$(.01)
Net earnings		$.41	$.25

Weighted average number of common shares outstanding:
Basic		1,731.0	1,745.9
Diluted		1,744.5	1,761.1
Dividends per common share	$	..06	—

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

        The following tables set forth the Company's Operating Income before Depreciation and Amortization for the three months ended March 31, 2004 and 2003. The Company defines "Operating Income before Depreciation and Amortization" as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization. While this non-GAAP measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure now labeled Operating Income before Depreciation and Amortization is unchanged from the method previously used to calculate the measure formerly labeled EBITDA in prior disclosures.

        The Company uses Operating Income before Depreciation and Amortization, among other things, to evaluate the Company's operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, helps improve their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

        Since Operating Income before Depreciation and Amortization is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. Operating Income before Depreciation and Amortization, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As Operating Income before Depreciation and Amortization excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below reconciliations of Total Operating Income before Depreciation and Amortization to net earnings (loss) and Operating Income before Depreciation and Amortization for each segment to such segment's operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended March 31, 2004
	Operating Income (Loss) before Depreciation and Amortization	Depreciation and Amortization	Operating Income (Loss)

Cable Networks	$593.0	$57.5	$535.5
Television	371.1	35.4	335.7
Radio	206.5	7.3	199.2
Outdoor	68.0	54.2	13.8
Entertainment	65.3	31.9	33.4
Video	184.5	59.6	124.9
Corporate expenses	(30.9)	5.6	(36.5)
Residual costs	(28.4)	—	(28.4)
Eliminations	1.9	—	1.9

Total	$1,431.0	$251.5	$1,179.5

	Three Months Ended March 31, 2003
	Operating Income (Loss) before Depreciation and Amortization	Depreciation and Amortization	Operating Income (Loss)

Cable Networks	$479.9	$47.7	$432.2
Television	279.6	37.0	242.6
Radio	197.5	6.9	190.6
Outdoor	77.6	52.2	25.4
Entertainment	51.4	29.9	21.5
Video	210.4	61.7	148.7
Corporate expenses	(24.3)	5.8	(30.1)
Residual costs	(36.6)	—	(36.6)
Eliminations	(7.5)	—	(7.5)

Total	$1,228.0	$241.2	$986.8

	Three Months Ended March 31,
	2004	2003

Total operating income before depreciation & amortization	$1,431.0	$1,228.0
Depreciation and amortization	251.5	241.2

Operating income	1,179.5	986.8
Interest expense	(184.5)	(193.5)
Interest income	5.4	3.7
Other items, net	(11.6)	12.4

Earnings before income taxes	988.8	809.4
Provision for income taxes	(254.8)	(330.2)
Equity in loss of affiliated companies, net of tax	(2.1)	—
Minority interest, net of tax	(21.4)	(17.6)

Net earnings before cumulative effect of change in accounting principle	710.5	461.6
Cumulative effect of change in accounting principle, net of minority interest and tax	—	(18.5)

Net earnings	$710.5	$443.1

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

        Free cash flow reflects the Company's net cash flow from operating activities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company's ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company's operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

        As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

        The following table presents a reconciliation of the Company's net cash flow provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2004	2003

Net cash flow provided by operating activities	$928.6	$699.4
Less capital expenditures	112.0	107.9

Free cash flow	$816.6	$591.5

        The following table presents a summary of the Company's cash flows:

	Three Months Ended March 31,
	2004	2003

Net cash flow provided by operating activities	$928.6	$699.4
Net cash flow used for investing activities	$(133.6)	$(159.6)
Net cash flow used for financing activities	$(586.4)	$(507.1)

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

        For the three months ended March 31, 2004, the Company reported net earnings and earnings per share adjusted to exclude the resolution of federal income tax audit for the years 1997 through May 4, 2000 as reconciled below. The Company believes that adjusting its financial results for this non-recurring tax benefit provides investors with a clearer perspective on the current underlying financial performance of the Company.

        For 2003, the Company reported operating income, net earnings (before cumulative effect of change in accounting principle) and diluted earnings per share excluding the impairment of goodwill and other long-lived assets pursuant to SFAS No. 142 "Goodwill and Other Intangibles" and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company believes that adjusting its financial results for a non-cash charge ("2003 Blockbuster charge") related to a reduction in Blockbuster's goodwill and other long-lived assets provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses operating income excluding the charge as an internal measure of business operating performance.

	Three Months Ended March 31, 2004	Twelve Months Ended December 31, 2003	2004 Business Outlook

Operating income	$1,179.5	$3,625.8
2003 Blockbuster charge	—	1,304.9

Operating income, excluding the charge	$1,179.5	$4,930.7	12% - 14%

Net earnings before cumulative effect of change in accounting principle	$710.5	$1,435.4
Adjustments to reconcile net earnings to adjusted net earnings:
Resolution of federal income tax audit, net of minority interest	(140.8)	—
2003 Blockbuster charge, net of minority interest and taxes	—	1,015.3

Adjusted net earnings	$569.7	$2,450.7

Reconciliation of diluted EPS to adjusted EPS:
Net earnings before cumulative effect of change in accounting principle	$.41	$.82
Resolution of federal income tax audit, net of minority interest	$(.08)	$—
2003 Blockbuster charge, net of minority interest and taxes	$—	$.58
Adjusted EPS	$.33	$1.39	13% - 15%